Amendment To amended and Restated Employment Agreement
     THIS AMENDMENT is made as of December 22, 2005 by and between Animas Corporation (the “Company”) and Katherine E. Crothall (the “Executive”).
     WHEREAS, the Company and the Executive are parties to an Amended and Restated Employment Agreement relating to the Executive’s employment dated as of February 20, 2004 (the “Agreement”);
     WHEREAS, the Executive is a party to a Letter Agreement effective as of December 16, 2005 that further amends the Agreement (the “Letter Agreement”);
     WHEREAS, Section 12.1 of the Agreement provides that the parties may agree to amend the Agreement in writing;
     WHEREAS, the Company and the Executive wish to amend the Agreement regarding the timing of the payments under this Agreement to the extent that such payments may be subject to the penalties and additional tax provisions of Section 409A of the Internal Revenue Code of 1986, as amended; and
     NOW THEREFORE, the parties hereby amend the Agreement effective as of the date hereof as follows:
     1. The Agreement shall be, and it hereby is, amended with the addition at the end thereof of a new Section 19 to read in its entirety as follows:
“19. Internal Revenue Code Section 409A. Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Code, if the Executive is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, the Executive agrees that the payments and benefits due to the Executive under this Agreement in connection with a termination of the Executive’s employment hereunder that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. In light of the uncertainty surrounding the application of Section 409A of the Code, the Company cannot make any guarantee as to the treatment under Section 409A of the Code of any payments made or benefits provided under this Agreement.”

     2. The Agreement, as amended by the Letter Agreement and the foregoing changes, is ratified and confirmed in all other respects.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative, and the Executive has executed this Agreement, in each case on the date first above written.

ANIMAS CORPORATION

By:	/s/ Richard A. Baron

Name & Title:	Richard A. Baron, Vice President — Finance

KATHERINE D. CROTHALL

/s/ Katherine D. Crothall